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                                                                   EXHIBIT 10.14



                              CONSULTING AGREEMENT

         This Agreement ("AGREEMENT") is made effective this 20th day of October, 1999 between Renee J. Silver, hereinafter referred to as "CONSULTANT" and Staff Builders, Inc., hereinafter referred to as "Staff Builders".

                                   WITNESSETH:

         WHEREAS, the Consultant is experienced and knowledgeable of legal services;

         WHEREAS, heretofore Consultant has provided such services to Staff Builders as well as other entities;

        WHEREAS, Staff Builders anticipates that its needs for such services will continue and believes that Consultant is qualified to perform such services hereunder; and

         WHEREAS, Staff Builders wishes to retain Consultant to provide legal services and Consultant agrees to perform consulting services under the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements as hereinafter set forth, the parties agree as follows:

I. DESCRIPTION OF SERVICES

         A. From the effective date of this Agreement through October 20, 2000, Consultant agrees to assist Staff Builders in the offices of Staff Builders, to provide legal services or other related services to Staff Builders.

         B. Consultant agrees to provide services as requested by the President of Staff Builders, Inc. and to perform such services in a good and workmanlike fashion. Consultant further agrees that the services to be rendered by Consultant pursuant to this Consulting Agreement must be performed solely by her. All documentation shall be the property of Staff Builders, as well as all proprietary work developed by Consultant while consulting for Staff Builders.

         C. Staff Builders will supply Consultant at Staff Builders' office, such working space, equipment, and utilities as may be required for performance of services pursuant to this Agreement.
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         D. For her services hereunder, Staff Builders shall pay to Consultant a monthly consulting fee of $1,000.00.

         E. Consultant shall be reimbursed for all necessary and reasonable out-of-pocket expenses in connection with her consulting services to Staff Builders, but only if the same have been approved in advance by the President of Staff Builders and verified in writing at the time of submission for reimbursement.

         F. In all things undertaken by the parties under this Agreement, it is specifically understood and agreed that Consultant is and shall be at all times during the term of this Agreement, an independent contractor and not the agent or employee of Staff Builders. Consultant also expressly acknowledges and agrees that because of her independent status, she will make no application for participation in any of Staff Builders' current or future benefit plans, unless she becomes an employee of Staff Builders.

II. CONFLICT OF INTEREST

         A. Consultant agrees that Staff Builders and its affiliates' customers, business connections, customer and supplier lists, pricing, costing, operations, source code and operating code and employees (collectively, "Confidential Information") are established at great expense and protected as Confidential Information and provide Staff Builders with substantial competitive advantage in conducting its business. Consultant acknowledges that she has or will have access to and be trusted with secret, confidential and proprietary information of Staff Builders which will suffer great loss and injury if Consultant would disclose or use this information. Consultant agrees that so long as she is consulting for Staff Builders, and thereafter for a period of 2 years, she will not directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, use or disclose or cause to be used or disclosed any such Confidential Information. Consultant further grants to Staff Builders injunctive relief as well as all other remedies at law or in equity.

         B. Consultant is expected to maintain the highest standards of professional integrity and to avoid situations that could cause embarrassment to Staff Builders or pose a conflict of interest. Consultant is expected:

         1. Not to disclose Confidential Information or proprietary materials of Staff Builders to any party without Staff Builders' prior written consent;

         2. Not to take action in the performance of this Agreement to created an unfair, unethical or improper competitive advantage for herself or anyone other than Staff Builders; and

         3.   To use her best efforts in the performance of services hereunder.


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III. ASSIGNMENT

         Neither party shall have the right to assign its rights or delegate its obligations under this Agreement without prior written consent of the other party; provided however, that such consent shall not be unreasonably withheld. Consultant acknowledges that her services are personal in nature, based on her unique and special knowledge.

IV. WAIVER

         Any failure by either party to enforce any of the terms or conditions of this Agreement shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way or the right of either party at any time to avail itself of such remedies as it may have for any default in the performance of such terms or conditions.

V. CONTRACT CONTAINS ENTIRE AGREEMENT

         This written Agreement embodies the entire contract of the parties on relation to the subject matter and not understandings or agreements of any kind in relation to it exist between the parties except as herein set forth.

VI. NOTIFICATION TO BE IN WRITING

         No change or modification of this Agreement will be valid unless it is in writing and signed by both Consultant and Staff Builders.


VII. LEGAL PROCESS

         In the event that a subpoena or other legal process in any way concerning information disclosed by Staff Builders to the Consultant is served upon the Consultant, the Consultant agrees to notify Staff Builders immediately upon receipt of such subpoena or other legal process and to cooperate with Staff Builders, at Staff Builders' expense, in any lawful effort by Staff Builders to contest the legal validity of such a subpoena or other legal process. This provision shall in no way limit the Consultant's ability to satisfy any governmentally required disclosure. The obligations set forth in this paragraph, paragraphs II.A. and II.B.1. shall survive termination of this Agreement.

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VIII. LAW GOVERNING

         This Agreement will be governed, construed, and interpreted according to the laws of the State of New York. All litigation brought or held on the basis of this Agreement shall be brought or held in the appropriate state or federal court located in Nassau County, New York.

         IN WITNESSETH WHEREOF, the parties hereto have executed this Agreement as of the day and year first herein above written.

RENEE J. SILVER                                  STAFF BUILDERS, INC.

By: /s/ Renee J. Silver                          By: /s/ Stephen Savitsky
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Date: October 20, 1999                           Date: October 20, 1999
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